Exhibit A Series of the Trust

April 29, 2016

As amended August 25, 2017

The following Funds are covered under this agreement:

US Market Rotation Strategy ETF
EcoLogical Strategy ETF
BioShares BioThreat Index ETF
Active Alts Contrarian ETF
Strategy Shares Nasdaq 7 HANDL Index ETF

Strategy Shares

By: /s/ Stephen P. Lachenauer

Print Name: Stephen P. Lachenauer

Title: Trustee

MFund Services LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President